Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-153161 of our report dated August 21, 2008 related to the combined financial statements of Optical Systems Technologies Inc., Keystone Applied Technologies, Inc., and OmniTech Partners, Inc. as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007, appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Cincinnati, Ohio
November 20, 2008